EXHIBIT INDEX



EXHIBIT A: Attachment to item 77C:
           Submission of matters to a vote of security holders

EXHIBIT B: Attachment to item 77Q1:
           Amendment to Registrant's By-Laws

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EXHIBIT A:


SUB-ITEM 77C

A Special Shareholder Meetings for Trust for Federal Securities ("Fed") was held on January 28, 1999 and reconvened on February 9, 1999. The Shareholders of FedFund, T-Fund, Federal Trust Fund and Treasury Trust Fund (each a "Portfolio", collectively, the "Portfolios") voted as described below:

1.	Election of Directors.  Messrs. Beckwith, Harris,
Johnson, Platt, Robb, Urish and Winter were elected Directors by shareholders of the Company, as follows.

Name of Candidate              Number of      Number of Votes
                               Votes For         Withheld
G. Nicholas Beckwith, III   4,275,158,947       3,518,644
Jerrold B. Harris           4,275,728,649       2,948,942
Rodney D. Johnson           4,275,728,649       2,948,942
Joseph P. Platt, Jr.        4,275,728,649       2,948,942
Robert C. Robb, Jr.         4,275,728,649       2,948,942
Kenneth L. Urish            4,275,728,649       2,948,942
Frederick W. Winter         4,275,728,649       2,948,942

2.	Ratification of Auditors.  Shareholders of the Company
voted to ratify PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending October 31, 1999; as follows.

For the resolution        4,270,033,526
Against the resolution          931,210



3.	Agreement and Plan of Reorganization.  Shareholders of
each Portfolio of the Company voted to approve an Agreement and Plan of Reorganization pursuant to which each Portfolio was reorganized as a separate series of Provident Institutional Funds, a Delaware business trust, as follows.


    FedFund         T-Fund       Federal Trust       Treasury
                                    Fund           Trust Fund

For the resolution

  642,917,110    2,445,484,665    215,044,414     642,687,661


Against the resolution

   35,397,223      30,727,914       242,037       14,429,473



4.	Changes in Fundamental Investment Limitations.  Changes
were proposed to the fundamental investment limitations of each Portfolio of the Company, as follows: (a) limitation on borrowing and senior securities, (b) limitation on underwriting activities, (c) limitation on real estate and commodities; and
(d) limitation on loans. The proposed changes were approved by shareholders of each Portfolio as follows:

   FedFund        T-Fund       Federal Trust       Treasury
                                   Fund           Trust Fund

For the resolution

  656,985,609   2,477,395,613   210,235,430       683,828,928


Against the resolution

   15,273,185     36,195,310     5,088,067        12,653,642



5.	Changes to Fundamental Investment Limitations to Make
Such Limitations Non-Fundamental. Changes were proposed to fundamental investment limitations of each Portfolio of the Company to make limitations on eligible investments non-fundamental. The proposed changes were approved by shareholders as follows:

   FedFund        T-Fund        Federal Trust       Treasury
                                    Fund           Trust Fund

For the resolution

  563,523,034   2,389,840,020    210,167,317      650,472,767


Against the resolution

  108,730,226      124,818,389    5,156,180       45,700,402



6.	Investment of Substantially All Assets in Another Open-
End Investment Company. Shareholders of each Portfolio of the Company voted to approve a new fundamental investment limitation for each Portfolio to permit each Portfolio to invest substantially all of its assets in another open-end investment company, as follows:

   FedFund        T-Fund        Federal Trust       Treasury
                                    Fund           Trust Fund

For the resolution

  574,730,497    2,409,440,206   214,984,681      655,748,012


Against the resolution

   97,452,109     71,729,405       338,816         38,985,176



7.	Change in Federal Trust Fund's Fundamental Investment
Objective to Make Such Objective Non-Fundamental. Shareholders of Federal Trust Fund voted to approve a change in its fundamental investment objective to make such objective non-fundamental as follows:

                         Federal Trust Fund

For the resolution           210,235,430
Against the resolution         5,088,067




EXHIBIT B:


SUB-ITEM 77Q1:  Exhibits

a)	Amendment to Registrant's By-Laws

Trust for Federal Securities

	1.5 Record Date. The Trustees may fix a time (during which they may close the Share transfer books of the Trust) not more than ninety days prior to the date of any meeting of Shareholders, or the date fixed for the payment of any dividend, or the date of the allotment of rights or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholder entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any such allotment of rights, or to exercise such rights, as the case may be. In such case, only such Shareholders as shall be Shareholders of record at the close of business on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any record date fixed, as aforesaid.